STATE of DELAWARE
                          CERTIFICATE of INCORPORATION
                               A STOCK CORPORATION

     FIRST:    The name of the corporation is: Harrison Holding's Inc.

     SECOND: Its registered office in the State of Delaware is to be located at 1220 N. Market Street, Suite 606, Wilmington, New Castle County, Delaware 19801. The name of the registered agent at that address is Access Incorporation Services, Inc.

     THIRD: The nature of the business and the objects and purposes proposed to be transacted promoted and carried on, are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The amount of the total authorized capital stock of this corporation is 100,000,000 shares of common stock having .001 par value.

     FIFTH: The name of the incorporator is Access Incorporation Services, Inc., 21550 Oxnard Street, Suite 300, Woodland Hills, CA 91367.

               I the undersigned, being the Incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate and do certify that the facts herein stated are true.

/s/ Gannon Stride                              Dated: November 19, 2001
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Gannon Stride, Vice President
Access Incorporation Services